Exhibit 3.2
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF FORMATION
OF
BSA ACQUISITION LLC
     The undersigned, being an authorized person, is executing this Certificate of Amendment of Certificate of Formation of BSA Acquisition LLC (the “Company”) for the purpose of amending the Certificate of Formation of the Company pursuant to Section 18-202 of the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101 et seq., and does hereby certify as follows:
     1. The name of the Company is BSA Acquisition LLC.
     2. The Certificate of Formation of the Company is hereby amended to change the name of the Company to BJ Services Company LLC.
     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment as of the 29th day of April, 2010.

MEMBER: BAKER HUGHES INCORPORATED
/s/ Will Marsh
Will Marsh
Assistant Secretary and Deputy General Counsel